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                                                                   EXHIBIT 10.12


January 24, 2000                         PERSONAL & CONFIDENTIAL


Mr. Jan Deur





Dear Jan:

In considering your many contributions and the critical nature of your role as we work toward conclusion of the merger with Bell Atlantic, the senior management team has determined that you should be eligible for an increased level of incentive under your Merger Implementation and Retention Bonus Agreement (the "Agreement") dated January 11, 1999. Accordingly, paragraph 1 of your Agreement is amended as follows:

     On or about 45 days following the Closing Date, you will receive a merger implementation and retention bonus (a "Merger Bonus") equal (before withholding of applicable taxes) to 1.5 times the sum of (i) your base annual salary as of the Closing Date and (ii) the prior three-year average corporate rating (as of the date of shareholder approval of the Merger) under GTE's Executive Incentive Plan ("EIP") for your grade level (as of the Closing Date) multiplied by an amount equal to 100% of norm for that grade level under EIP.

Of course, this will also result in an increase in the final amount of any Partial Bonus to which you may become entitled (in lieu of the Merger Bonus) under paragraph 2 of your Agreement should GTE's Board of Directors terminate the Definitive Agreement to merge with Bell Atlantic Corporation. The remaining terms of your Agreement will remain in full force and effect.

Jan, I hope this change to your Agreement meets with your satisfaction and provides you additional incentive to continue your important contributions to the GTE team as we move forward. If you are amenable to this amendment, please sign and date below and return the original to me.

Sincerely,


Charles R. Lee


I have read, understand, and agree to the above terms, including the amendment of my Merger Implementation and Retention Agreement dated January 11, 1999.


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Jan Deur


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Date